Exhibit 23.2

EY Audit SpA Avda. Presidente Riesco 5435, piso 4, Santiago	Tel: +56 (2) 2676 1000 www.eychile.cl

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and the related Prospectus of Enel Chile S.A. for the registration of debt securities and to the incorporation by reference therein of our report dated May 18, 2018, with respect to the consolidated financial statements of Enel Green Power Latin América S.A. as of December 31, 2017, included in Enel Chile S.A’s Form 6-K, furnished with the Securities and Exchange Commission on May 30, 2018.

/s/ EY Audit SpA
EY Audit SpA.

Santiago, Chile
May 30, 2018